MG Fixed Income Fund - 10f3

Transactions - Q2 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Heller Financial Inc.	Household Finance	Washington Mutual
Underwriters	BofA, Salomon Smith Barney, BancOne, DB Alex. Brown, JPMorgan, Merrill	DBAB, Merrill Lynch, JPMorgan, MSDW, UBS Warburg, ABN Amro, BofA, Barclays, DLJ, Ormes, Williams	CSFB, Chase, Salomon Smith Barney
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	HF 8%, 6/15/05	HI 8%, 5/9/05	WM 8.25%, 6/15/05
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	No
Name of underwriter or dealer from which purchased	BofA	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/14/2000	5/2/2000	6/5/2000

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 750,000,000	$ 2,000,000,000	$ 450,000,000
Total	$ 750,000,000	$ 2,000,000,000	$ 450,000,000

Public offering price	99.752	99.911	99.855
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	0.20%	0.35%	0.33%
Rating	A3/A-	A2/A	A2/A
Current yield	8.061%	8.007%	8.260%

Total par value purchased	$ 16,955,000	n/a	n/a
$ amount of purchase	$ 16,912,952	n/a	n/a

% of offering purchased by fund	2.26%	n/a	n/a
% of offering purchased by associated funds	0.98%	n/a	n/a
Total (Must be less than 25% of offering)	3.24%	n/a	n/a